Exhibit 99.1

For Immediate Release

FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2013 SECOND QUARTER RESULTS

NEW ORLEANS, La (July 30, 2013) – First NBC Bank Holding Company (NASDAQ: NBCB), the holding company for First NBC Bank (“Company”), today announced financial results for the three and six month periods ended June 30, 2013. Net income for the six months ended June 30, 2013 was $16.7 million, an increase of $1.3 million, or 8.4%, compared to the six months ended June 30, 2012. For the three months ended June 30, 2013, the Company reported net income of $8.5 million, compared to $9.2 million for the three month period ended June 30, 2012. The Company’s operating results for the three and six months ended June 30, 2012 were affected by $1.8 million of securities gains taken during the second quarter of 2012, as the Company took advantage of market opportunities associated with the financial crises in Europe. Before securities gains, net income for the three month and six month periods ended June 30, 2013 was $8.5 million and $16.4 million, respectively, compared to $7.4 million and $13.6 million, for the three and six months ended June 30, 2012, reflecting increases of 14% and 20% for the three and six month periods. Earnings per common share for the three and six month periods ended June 30, 2013 were $0.50 and $1.09, as compared to $0.66 and $1.11 for the prior year three and six month periods. Diluted earnings per share for the three and six month periods ended June 30, 2013 were $0.48 and $1.06, as compared to $0.65 and $1.09 for the prior year three and six month periods. The 2013 earnings per share amounts were affected by the Company’s initial public offering, which closed on May 15, 2013, in which it issued 4,791,667 shares at a price of $24.00 per share. The issuance of the new shares, the proceeds of which are expected to support the Company’s continued asset and earnings growth, caused the reduction in earnings per share from the comparable periods from 2012 while not yet impacting the Company’s earnings. The Company’s return on assets and equity for the six months ended June 30, 2013 were 1.21% and 12.25%, respectively.

The Company continued its historically strong growth with assets at June 30, 2013 of $3.0 billion, compared to $2.4 billion as of June 30, 2012 an increase of $598 million, or 25%. The Company’s loans increased to $2.1 billion as of June 30, 2013 as compared to $1.7 billion as of June 30, 2012, an increase of $358 million, or 21%. With the proceeds from the initial public offering, shareholders’ equity at June 30, 2013 reached $363 million as compared to the prior year June 30, 2012 of $236 million, an increase of 54%. The Company’s book value for common share was $17.58 at June 30, 2013, compared to $14.31 in the prior year, an increase of $3.27, or 23%.

Performance Highlights

•	The Company reached the $3 billion asset plateau with growth in total assets of $598 million, or 25%, over June 30, 2012.

•	The Company completed an initial public offering of 4,791,667 shares of its common stock during the quarter ended June 30, 2013, generating gross proceeds of $115.0 million to support future growth.

•

The Company’s Community Development Enterprise received a $50 million allocation of New Market Tax Credits to invest in new economic development projects in the New Orleans area. The allocation represented a 25% increase over the prior year allocation and increased total allocations under the program to $118 million.

•	The Company has achieved deposit growth of $242 million, or 70.3%, from the branches acquired from Central Progressive Bank since the acquisition in November 2011.

•	The Company’s historically strong asset quality improved in the second quarter of 2013 with nonperforming assets at 0.78% of total assets as compared to 1.20% at December 31, 2012.

Loans

The Company’s net loans totaled $2.1 billion at June 30, 2013, an increase of $104 million, or 5.3%, from March 31, 2013, and an increase of $171 million, or 9.0% from December 31, 2012. Second quarter 2013 loan growth was due primarily to increases in commercial real estate and commercial loans driven by the strong economic market conditions in the New Orleans trade area.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	June 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Construction	$182,577	$168,544	$14,033	8%
Commercial real estate	1,075,276	988,994	86,282	9
Consumer real estate	108,712	103,516	5,196	5
Commercial	710,478	647,090	63,388	10
Consumer	17,150	14,073	3,077	22

Total loans	$2,094,193	$1,922,217	$171,976	9%

Nonperforming assets totaled $23.4 million at June 30, 2013, a decrease of $5.9 million compared to March 31, 2013 and a decrease of $8.6 million compared to December 31, 2012. The ratio of total nonperforming assets to total assets was 0.78% at June 30, 2013, compared to 1.05% at March 31, 2013 and 1.20% at December 31, 2012.

The Company recorded net loan charge-offs of $0.1 million during the second quarter of 2013, compared to net loan charge-offs of $4.1 million and $0.7 million for the first quarter of 2013 and second quarter of 2012.

The ratio of allowance for loan losses to total loans was 1.32% at June 30, 2013, compared to 1.28% at March 31, 2013 and 1.40% at December 31, 2012.

Deposits

Total deposits at June 30, 2013 were $2.5 billion, an increase of $131.0 million, or 5.5%, from March 31, 2013, and an increase of $245.1 million, or 10.8%, from December 31, 2012.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	June 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Noninterest-bearing demand	$250,623	$239,538	$11,085	5%
NOW accounts	568,198	437,542	130,656	30
Money market deposits	394,155	410,928	(16,773)	(4)
Savings deposits	49,032	45,295	3,737	8
Certificates of deposits	1,251,589	1,135,225	116,364	10

Total deposits	$2,513,597	$2,268,528	$245,069	11%

Net Interest Income

Net interest income for the six month period ended June 30, 2013 totaled $38.9 million, an increase of $2.9 million, or 8.0%, from the six month period ended June 30, 2012. Net interest income for the second quarter of 2013 totaled $19.3 million, a decrease of $0.4 million, or 2.2%, from $19.7 million in the first quarter of 2013.

The Company’s net interest margin was 3.03% for the six months ended June 30, 2013, 39 basis points lower than the six months ended June 30, 2012.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Six Months Ended
	June 30, 2013		June 30, 2012
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short term investments	$71,805	0.21%	$59,373	0.24%
Investment Securities	509,931	1.97	344,027	2.35
Loans	2,011,759	5.27	1,719,495	5.50

Total interest-earning assets	$2,593,495	4.48	$2,122,895	4.84

Interest-bearing liabilities:
Savings	$47,456	0.63	$40,560	0.56
Money market deposits	375,985	1.51	394,723	1.63
NOW accounts	504,811	1.31	278,616	1.15
Certificates of deposit under $100,000	428,502	1.56	452,615	1.63
Certificates of deposit of $100,000 or more	609,717	1.88	485,624	1.77
CDARS®	167,265	2.21	104,437	2.45

Total interest-bearing deposits	$2,133,736	1.61	$1,756,575	1.62
Fed funds purchased and repurchase agreements	64,829	1.45	31,628	1.50
Other borrowings	86,724	2.66	56,027	2.64

Total interest-bearing liabilities	$2,285,289	1.65	$1,844,230	1.64

Net interest spread		2.83%		3.20%

Net interest margin		3.03%		3.42%

Noninterest Income

Noninterest income, excluding securities gains, for the six months period ended June 30, 2013 totaled $5.2 million, an increase of $0.2 million, or 3.6%, compared to the six month period ended June 30, 2012. The increase in noninterest income for the six month period ended June 30, 2013 compared to the six month period ended June 30, 2012 resulted primarily from an increase of $1.1 million in management fees from First NBC Community Development Fund, LLC related to the Fund’s New Market Tax Credit investments.

Noninterest income, excluding securities gains, for the second quarter of 2013 totaled $2.7 million, an increase of $0.2 million, or 9.0%, compared to first quarter of 2013 and an increase of $0.5 million, or 23.8%, compared to the second quarter of 2012. The increase in noninterest income in the second quarter of 2013 compared to the first quarter of 2013 and second quarter of 2012 resulted primarily from increases of $0.6 million and $1.0 million, respectively, in management fees from First NBC Community Development Fund, LLC related to the Fund’s New Market Tax Credit investments.

The Company realized $0.3 million and $1.8 million in securities gains during the first quarter of 2013 and second quarter of 2012, respectively. The Company did not realize any securities gains during the second quarter of 2013.

Noninterest Expense

Noninterest expense for the six month period ended June 30, 2013 totaled $30.8 million, an increase of $3.2 million, or 11.6%, compared to the six month period ended June 30, 2012. The increase was due primarily to increases in tax credit amortization of $1.4 million, or 58.0%, and professional fees of $1.1 million, or 56.1%, compared to the same period of 2012.

Noninterest expense for the second quarter of 2013 totaled $15.2 million, a decrease of $0.4 million, or 2.9%, compared to first quarter of 2013 and an increase of $1.3 million, or 9.5%, compared to the second quarter of 2012. The decrease in noninterest expense in the second quarter of 2013 compared to the first quarter of 2013 resulted primarily from a decrease in salaries and benefits expense of $0.6 million offset by an increase in tax credit amortization of $0.3 million.

The increase in noninterest expense in the second quarter of 2013 compared to second quarter of 2012 was due primarily to increases in professional fees of $0.6 million and tax credit amortization of $0.8 million.

Taxes

The Company’s tax benefit for the three and six months ended June 30, 2013 was $4.2 million and $8.2 million, an increase of 42.2% and 68.3%, respectively, compared to the prior year three and six month periods. The increase is due to the Company’s participation in various tax credit programs.

The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of New Market Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.

Shareholders’ Equity and Regulatory Capital

Shareholders’ equity totaled $363.1 million at June 30, 2013, an increase of $115.0 million from year-end 2012. The increase was primarily attributable to the results of the Company’s initial public offering and retained earnings over the period. At June 30, 2013, the Company and First NBC Bank exceeded all applicable regulatory guidelines, and First NBC Bank was considered “well capitalized” for purposes of the FDIC’s prompt corrective action regulations. The Company’s regulatory capital ratios at June 30, 2013 were as follows:

Tier 1 leverage	12.54%
Tier 1 risk-based capital	14.81%
Total risk-based capital	15.95%

About First NBC Bank Holding Company

First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. The Company operates 31 full service branch offices located throughout our market and a loan production office in Gulfport, Mississippi and had 456 employees at June 30, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated April 8, 2013, filed with Securities and Exchange Commission and available at the SEC’s website (www.sec.gov).

For further information contact:

First NBC Bank Holding Company

Ashton J. Ryan, Jr.

President and Chief Executive Officer

(504) 671-3801

aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands, except per share data)	June 30, 2013	December 31, 2012
Assets
Cash and due from banks	$46,372	$26,471
Short-term investments	116,266	9,541
Investment securities available for sale, at fair value	540,941	486,399
Mortgage loans held for sale	13,589	25,860
Loans, net of allowance for loan losses of $27,748 and $26,977, respectively	2,066,445	1,895,240
Bank premises and equipment, net	49,497	47,067
Accrued interest receivable	9,950	8,728
Goodwill and other intangible assets	8,558	8,682
Investment in real estate properties	8,355	6,935
Investment in tax credit entities	79,308	67,393
Cash surrender value of bank-owned life insurance	25,856	25,506
Other real estate	6,364	8,632
Deferred tax asset	35,441	16,589
Receivables from sales of investments	—	16,909
Other assets	20,453	20,915

Total assets	$3,027,395	$2,670,867

Liabilities and equity
Deposits:
Noninterest-bearing	$250,623	$239,538
Interest-bearing	2,262,974	2,028,990

Total deposits	2,513,597	2,268,528

Short-term borrowings	—	21,800
Repurchase agreements	72,954	36,287
Long-term borrowings	55,220	75,220
Derivative instruments	54	6,854
Accrued interest payable	6,233	5,557
Other liabilities	16,247	8,519

Total liabilities	2,664,305	2,422,765

Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 916,841 shares issued and outstanding at June 30, 2013 and December 31, 2012	11,231	11,231
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at June 30, 2013 and December 31, 2012	37,935	37,935
Common stock- par value $1 per share; 20,000,000 shares authorized; 17,859,692 shares issued and outstanding at June 30, 2013 and 13,052,583 shares issued and outstanding at December 31, 2012	17,860	13,052
Additional paid-in capital	229,243	128,984
Accumulated earnings	76,526	59,825
Accumulated other comprehensive loss, net	(9,706)	(2,926)

Total shareholders’ equity	363,089	248,101
Noncontrolling interest	1	1

Total equity	363,090	248,102

Total liabilities and equity	$3,027,395	$2,670,867

FIRST NBC BANK HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share data)	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$26,356	$23,558	$52,551	$47,037
Investment securities	2,619	2,185	4,987	4,029
Short-term investments	59	38	76	70

	29,034	25,781	57,614	51,136

Interest expense:
Deposits	8,869	7,258	17,062	14,108
Borrowings and securities sold under repurchase agreements	910	484	1,611	972

	9,779	7,742	18,673	15,080

Net interest income	19,255	18,039	38,941	36,056

Provision for loan losses	2,400	1,800	5,000	4,435

Net interest income after provision for loan losses	16,855	16,239	33,941	31,621

Noninterest income:
Service charges on deposit accounts	462	639	960	1,385
Investment securities gain, net	—	1,757	306	1,757
(Loss) gain on other assests sold, net	(15)	240	130	240
Loss on fixed assets, net	(1)	(4)	7	(4)
Gain on sale of loans, net	55	67	278	603
Cash surrender value income on bank-owned life insurance	172	190	350	380
Gains on sales of state tax credits	335	296	790	719
Certified Development Entity fees earned	975	—	1,328	240
ATM fee income	474	841	913	841
Other	281	(58)	492	660

	2,738	3,968	5,554	6,821

Noninterest expense:
Salaries and employee benefits	5,014	4,556	10,621	10,331
Occupancy and equipment expenses	2,437	2,470	4,965	4,793
Professional fees	1,577	934	2,993	1,917
Taxes, licenses and FDIC assessments	793	806	1,851	1,573
Tax credit investment amortization	2,104	1,272	3,891	2,462
Write-down of other real estate	61	50	102	229
Data processing	1,068	1,191	2,116	2,117
Advertising and marketing	512	513	969	1,000
Other	1,619	2,071	3,307	3,179

	15,185	13,863	30,815	27,601

Income before income taxes	4,408	6,344	8,680	10,841
Income tax benefit	(4,198)	(2,952)	(8,211)	(4,878)

Net income	8,606	9,296	16,891	15,719
Less net income attributable to noncontrolling interests	—	—	—	(118)

Net income attributable to Bank	8,606	9,296	16,891	15,601
Less preferred stock dividends	(95)	(94)	(190)	(189)

Income available to common shareholders	$8,511	$9,202	$16,701	$15,412

Earnings per common share – basic	$0.50	$0.66	$1.09	$1.11

Earnings per common share – diluted	$0.48	$0.65	$1.06	$1.09

FIRST NBC BANK HOLDING COMPANY

EARNINGS PER COMMON SHARE

	For the Six Months Ended June 30,
(In thousands, except per share data)	2013	2012
Basic: Net income available to common shareholders	$16,701	$15,412
Less: Net income attributable to participating securities (Series C preferred stock)	994	1154

Net income attributable to common shareholders	$15,707	$14,258

Weighted-average common shares outstanding	14,482,871	12,874,154

Basic earnings per share	$1.09	$1.11

Diluted: Net income attributable to common shareholders	$15,707	$14,258

Weighted-average common shares outstanding	14,482,871	12,874,154
Effect of dilutive securities:
Stock options outstanding	266,908	103,459
Restricted stock grants	—	—
Warrants	71,902	50,739

Weighted-average common shares outstanding – assuming dilution	14,821,681	13,028,352

Diluted earnings per share	$1.06	$1.09

FIRST NBC BANK HOLDING COMPANY

SELECTED RATIOS

	Six Months Ended June 30,
	2013	2012
Financial ratios:
Return on average assets (1)	1.21%	1.33%
Return on average stockholders’ equity (1)	12.25%	13.66%
Net interest margin	3.03%	3.42%

	June 30, 2013	December 31, 2012
Capital ratios:
Tier 1 leverage	12.54%	9.04%
Tier 1 risk-based capital	14.81%	11.26%
Total risk-based capital	15.95%	12.51%

	June 30, 2013	December 31, 2012
Asset quality ratios:
Nonperforming loans to total loans (2)(4)	0.82%	1.22%
Nonperforming assets to total assets (3)	0.78%	1.20%
Allowance for loan losses to total loans (4)	1.32%	1.40%
Allowance for loan losses to nonperforming loans (2)	162.41%	115.19%
Net charge-offs to average loans	0.21%	0.12%

(1)	Annualized.
(2)	Nonperforming loans consist of nonaccrual loans and restructured loans.
(3)	Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(4)	Total loans are net of unearned discounts and deferred fees and costs.